Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

February 12, 2021

General Electric Company
5 Necco Street
Boston, Massachusetts 02210

GE Capital Funding, LLC
901 Main Avenue
Norwalk, Connecticut 06801

Re:	General Electric Company and GE Capital Funding, LLC Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to GE Capital Funding, LLC, a Delaware limited liability company (“GECF”) and General Electric Company, a New York corporation (“GE” and, together with GECF, the “Companies”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, and the offer to exchange pursuant thereto up to $1,350,000,000 aggregate principal amount of GECF’s outstanding 3.450% notes due 2025 (the “2025 Outstanding Notes”), up to $1,000,000,000 aggregate principal amount of GECF’s outstanding 4.050% notes due 2027 (the “2027 Outstanding Notes”), up to $2,900,000,000 aggregate principal amount of GECF’s outstanding 4.400% notes due 2030 (the “2030 Outstanding Notes”) and up to $750,000,000 aggregate principal amount of GECF’s outstanding 4.550% notes due 2032 (the “2032 Outstanding Notes” and, together with the 2025 Outstanding Notes, the 2027 Outstanding Notes and the 2030 Outstanding Notes, the “Outstanding Notes”), for up to $1,350,000,000 aggregate principal amount of its new 3.450% notes due 2025 (the “2025 Exchange Notes”), $1,000,000,000 aggregate principal amount of its new 4.050% notes due 2027 (the “2027 Exchange Notes”), $2,900,000,000 aggregate principal amount of its new 4.400% notes due 2030 (the “2030 Exchange Notes”) and $750,000,000 aggregate principal amount of its new 4.550% notes due 2032 (the “2032 Exchange Notes” and, together with the 2025 Exchange Notes, the 2027 Exchange Notes and the 2030 Exchange Notes, the “Exchange Notes;” the Outstanding Notes and the Exchange Notes are together referred to as the “Notes”). The Exchange Notes will be issued pursuant to the Indenture (the “Indenture”), dated as of May 18, 2020, between GECF, GE, as guarantor, and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the Company Order and Officer’s Certificate relating to the 3.450% notes due 2025, the Company Order and Officer’s Certificate relating to the 4.050% notes due 2027, the Company Order and Officer’s Certificate relating to the 4.400% notes due 2030 and the Company Order and Officer’s Certificate relating to the 4.550% notes due 2032, each dated as of May 18, 2020 (collectively, the “Officer’s Certificates”), and will be

General Electric Company
GE Capital Funding, LLC
February 12, 2021

guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by GE (the “Guarantees”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Officer’s Certificates, the form of Notes (including the Guarantees contained therein) (the “Note Documents”) and such other documents, corporate records, certificates of officers of the Companies and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Companies and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Securities Act, and (ii) the Exchange Notes (including the Guarantees contained therein) have been duly executed, delivered and authenticated in accordance with the terms of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of GECF, enforceable against GECF in accordance with their respective terms, and the Guarantees will constitute legal, valid and binding obligations of GE, enforceable against GE in accordance with their respective terms.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A.        We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and, to the extent relevant for our opinion herein, the Delaware Limited Liability Company Act. This opinion is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the Delaware Limited Liability Company Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

General Electric Company
GE Capital Funding, LLC
February 12, 2021

B.        We express no opinion regarding the Securities Act, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Investment Company Act of 1940, as amended, or any other federal or state securities laws or regulations.

C.        The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

D.        We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any provision in any Note Document waiving the right to object to venue in any court, (iv) any agreement to submit to the jurisdiction of any Federal court, (v) any waiver of the right to jury trial, or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP